Calculation of Filing Fee Tables
S-8
FIFTH THIRD BANCORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, no par value	457(a)	8,398,005	$ 49.81	$ 418,304,629.05	0.0001381	$ 57,767.87
2	Other	Deferred Compensation Obligations	Other	115,766,065		$ 115,766,065.00	0.0001381	$ 15,987.29
Total Offering Amounts:						$ 534,070,694.05		$ 73,755.16
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 73,755.16
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the registration statement on Form S-8 shall also cover any additional shares of the common stock, without par value (the "Common Stock") of Fifth Third Bancorp (the "Registrant"), which may become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction that results in an increase in the number of outstanding shares of Common Stock. (2) The amount of securities registered represents the aggregate number of shares of Common Stock issuable upon the vesting or settlement, as applicable, of certain equity awards granted under the Comerica Incorporated Amended and Restated 2006 Long-Term Incentive Plan, Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan, as Further Amended and Restated, Comerica Incorporated Amended and Restated Incentive Plan for Non-Employee Directors, Comerica Incorporated 2015 Incentive Plan for Non-Employee Directors, 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan, Amended and Restated Comerica Incorporated Common Stock Non-Employee Director Fee Deferral Plan, which equity awards were assumed by the Registrant and converted into equity awards in respect of Common Stock in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of October 5, 2025, by and among the Registrant, Fifth Third Financial Corporation, a wholly owned subsidiary of the Registrant, Comerica Incorporated and Comerica Holdings Incorporated (the "Merger Agreement"). (3) Proposed maximum offering price per unit is estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $49.81 per share, which is the average of the high and low prices of the Common Stock as reported on the Nasdaq Stock Market on January 29, 2026.

[2]	The Deferred Compensation Obligations are unsecured obligations to pay deferred compensation in the future in accordance with the terms of the 1999 Comerica Incorporated Amended and Restated Deferred Compensation Plan and the Amended and Restated Comerica Incorporated Non-Employee Director Fee Deferral Plan, which plans were assumed by the Registrant in connection with the consummation of the transactions contemplated by the Merger Agreement. Deferred Compensation Obligations will be paid in cash.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A